Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 28, 2019, relating to the financial statements and financial statement schedule of Marvell Technology Group Ltd. and subsidiaries, and the effectiveness of Marvell Technology Group Ltd. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Marvell Technology Group Ltd. and subsidiaries for the year ended February 2, 2019.

/s/ Deloitte & Touche LLP

San Jose, California

March 28, 2019